As filed with the Securities and Exchange Commission on August 4, 2011

Registration No. ____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________________

Metropolitan Health Networks, Inc.
(Exact name of registrant as specified in its charter)

Florida	65-0635748
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 510 Boca Raton, FL 33431	33431
(Address of Principal Executive Office, including Zip Code)	(Zip Code)

Omnibus Equity Compensation Plan
(Full title of the plan)

Michael M. Earley
Chief Executive Officer
777 Yamato Road, Suite 510
Boca Raton, Florida 33431
(Name and address of agent for service)

(561) 805-8500
(Telephone number, including area code, of agent for service)

With a copy to:
David Wells, Esq.
Greenberg Traurig, P.A.
333 Avenue of the Americas, Suite 4400
Miami, Florida 33131
Telephone: (305) 579-0713
Fax: (305) 961-5613

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	3,000,000(1)	$5.77(2)	$17,310,000(2)	$2,009.69(2)

(1)
This Registration Statement registers an additional 3,000,000 shares of the registrant’s common stock for issuance under the registrant’s Omnibus Equity Compensation Plan, as amended.  In addition, pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of common stock that become issuable under the Plan (as defined herein) as a result of any stock split, stock dividend or similar transaction that is effected without the receipt of consideration and that increases the number of outstanding shares of the registrant’s common stock.

(2)
Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act, the price shown and, therefore, the registration fee, were based upon the average of the high and low sales prices reported for the registrant’s common stock on the NYSE Amex on August 2, 2011, which was $5.77 per share.

EXPLANATORY STATEMENT

Metropolitan Health Networks, Inc. (the “Company” or “registrant”) has filed this Registration Statement to register under the Securities Act of 1933, as amended (the “Securities Act”) the offer and sale of an additional 3,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) pursuant to the Company’s Omnibus Equity Compensation Plan (as amended, the “Plan”). Effective upon the approval of the Company’s shareholders on June 14, 2011, the Plan was amended to increase the number of shares reserved for issuance thereunder from 9,000,000 shares to 12,000,000 shares. On February 24, 2005, the Company filed a registration statement on Form S-8 (File No. 333-122976) (the “Original Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register the offer and sale of, among other things, 6,000,000 shares of the Common Stock pursuant to the Plan, and on August 5, 2008, the Company filed a registration statement on Form S-8 (File No. 333-152777) (the “Additional Registration Statement”) with the Commission to register the offer and sale of an additional 3,000,000 shares of the Common Stock pursuant to the Plan. The Original Registration Statement and the Additional Registration Statement, together with the Post Effective Amendments No. 1 to each of the Original Registration Statement and the Additional Registration Statement, filed with the Commission on January 7, 2010, collectively are referred to herein as the “Earlier Registration Statement”.  Pursuant to General Instruction E to Form S-8, Part I and Items 4, 5 and 6 of Part II of the Original Registration Statement are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The contents of the following documents, which have previously been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement as of their respective dates:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 2, 2011;

●	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011, filed on May 3, 2011 and August 2, 2011, respectively;

●
Our Current Reports on Form 8-K filed on February 16, 2011, March 2, 2011, June 20, 2011, June 27, 2011 and July 18, 2011 (in each case excluding Items 2.02 or 7.01, which have been “furnished” but not “filed” for purposes of the Exchange Act); and

●
The description of our Common Stock contained in the Company’s Registration Statements on Form 8-A and amendments thereto filed with the Commission on November 19, 2004, March 2, 2005 and March 4, 2005.

Except as described above or as otherwise permitted by Commission rules and regulations, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

A list of the exhibits included as part of this Registration Statement is set forth on the Exhibit Index immediately following the signature page hereto and is hereby incorporated by reference.

Item 9.    Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(Remainder of page intentionally left blank)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 4th day of August, 2011.

METROPOLITAN HEALTH NETWORKS, INC.

By:	/s/ Michael M. Earley
Name:	Michael M. Earley
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the persons listed below in the capacities on this 4th day of August, 2011.

Each person whose signature appears below constitutes and appoints Michael M. Earley and Robert J. Sabo and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre-effective and post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying all that such attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Michael E. Cahr	Director
Michael E. Cahr

/s/ Richard A. Franco, Sr.	Director
Richard A. Franco, Sr.

/s/ Casey L. Gunnell	Director
Casey L. Gunnell

/s/ Arthur D. Kowaloff	Director
Arthur D. Kowaloff

/s/ Mark D. Stolper	Director
Mark D. Stolper

/s/ John S. Watts, Jr.	Director
John S. Watts, Jr.

/s/ Michael M. Earley	Chairman of the Board and Chief Executive Officer
Michael M. Earley	(Principal Executive Officer)

/s/ Robert J. Sabo	Chief Financial Officer
Robert J. Sabo	(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Incorporation of the Registrant, as amended (1)
4.2	Amended and Restated By-Laws of the Registrant (2)
4.3	Form of Company’s Common Stock Certificate (1)
5.1	Opinion of Greenberg Traurig, P.A*
10.1	Amended and Restated Omnibus Equity Compensation Plan (3)
10.2	Amendment to Omnibus Equity Compensation Plan*
23.1	Consent of Grant Thornton LLP*
23.2	Consent of Greenberg Traurig, P.A. (included as part of Exhibit 5.1)*
24.1	Power of attorney (included on signature page to this Registration Statement)*

_______________
*             Filed Herewith

(1)           Incorporated by reference to the Company’s Registration Statement on Form 8-A12B filed with the Commission on November 19, 2004 (No. 001-32361).

(2)           Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on September 30, 2004 (No. 000-28456).

(3)          Incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 5, 2009.